                                                                    EXHIBIT 12.1

                      I.C.H. CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF RATIOS OF CONSOLIDATED EARNINGS
                    TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                      YEAR ENDED DECEMBER 31,
                                             ------------------------------------------
                                                1993            1992            1991
                                             -----------     -----------     ----------
Operating earnings......................     $   211,924     $    50,855     $   25,429
Extraordinary losses, excluding equity
 in extraordinary losses of less than
 50%-owned equity investees and limited
 partnerships...........................            (549)         (3,260)
Equity in undistributed operating
 (earnings) losses of less than
 50%-owned equity investees and limited
 partnerships...........................         (32,906)          3,293         (6,750)
Income tax expense:
  Operations............................          93,706         (69,256)         7,839
  Extraordinary losses..................          (1,033)         (2,237)
Fixed charges deducted from net
 earnings:
  Interest expense......................          66,153          78,961         98,570
  Interest portion of lease
   obligations(A).......................           2,200           3,800          5,000
                                             -----------     -----------     ----------
      Total fixed charges deducted from
       operating earnings...............          68,353          82,761        103,570
                                             -----------     -----------     ----------
Operating earnings available for fixed
 charges and preferred dividends........     $   341,077     $    67,653     $  130,088
                                             -----------     -----------     ----------
                                             -----------     -----------     ----------
Earnings available for fixed charges and
 preferred dividends(B).................     $   339,495     $    62,156     $  130,088
                                             -----------     -----------     ----------
                                             -----------     -----------     ----------
Fixed charges deducted from operating
 earnings per above.....................     $    68,353     $    82,761     $  103,570
Dividends on preferred stock(C).........          44,283          46,667         46,667
                                             -----------     -----------     ----------
      Total fixed charges and preferred
       dividends........................     $   112,636     $   129,428     $  150,237
                                             -----------     -----------     ----------
                                             -----------     -----------     ----------
Ratio of operating earnings to fixed
 charges................................             5.0              --(D)         1.3
                                                      --              --             --
                                                      --              --             --
Ratio of operating earnings to fixed
 charges and preferred dividends........             3.0              --(D)          --(D)
                                                      --              --             --
                                                      --              --             --
Ratio of earnings to fixed charges(B)...             5.0              --(D)         1.3
                                                      --              --             --
                                                      --              --             --
Ratio of earnings to fixed charges and
 preferred dividends(B).................             3.0              --(D)          --(D)
                                                      --              --             --
                                                      --              --             --

- ---------
    (A) Represents one-third of rentals on real and personal property.
    (B) Earnings include extraordinary losses and excludes the cumulative effect of changes in accounting methods.
    (C) Adjusted to an amount equal to the pre-tax necessary to provide the required dividends using the marginal tax rate of ICH and its consolidated non-insurance subsidiaries.
    (D) Operating earnings and earnings for the year ended December 31, 1992 and 1991 were insufficient to cover fixed charges and preferred dividends by the following amounts (in thousands):

                                             1992           1991
                                          -----------    -----------
Operating earnings to fixed charges.....  $    15,108
Operating earnings to fixed charges and
 preferred dividends....................       61,775    $    20,149
Earnings to fixed charges...............       20,605
Earnings to fixed charges and preferred
 dividends..............................       67,272         20,149

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